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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                December 30, 1998

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


       New Jersey                        33-85234                   22-2665282
(State or other juris-                 (Commission                (IRS Employer
diction of incorporation)              File Number)               Identification
                                                                      Number)


7000 Boulevard East, Guttenberg, New Jersey                             07093
(Address of principal executive office)                               (Zip Code)

Registrant's telephone number including area code-                (201) 854-7777



                                 Not Applicable
         (Former name and former address, as changed since last report)
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ITEM 5.  OTHER ITEMS.

         On December 30, 1998, KTI, Inc., a New Jersey corporation (the "Company" or the "Registrant") announced that it had purchased a 9.6% limited partnership interest in Maine Energy Recovery Company, Limited Partnership, a Maine limited partnership ("Maine Energy") from CNA Realty Corp., a subsidiary of CNA Financial Corporation, for $2.4 million. The purchase increased the Company's partnership interests in Maine Energy to 83.75%. Energy National, Inc. owns the remaining 16.25% limited partnership interest in Maine Energy.

         At the same time, the Company purchased an approximately $6.335 million par amount Maine Energy 12% Subordinated Note from CNA Realty Corp. at par plus accrued and unpaid interest. The total purchase price was approximately $6.47 million. The Company now owns two-thirds of the Maine Energy 12% Subordinated Notes.

         The purchase of the limited partnership interest and the 12% Subordinated Note were funded by internal funds and by use of the Company's $150 million Revolving Credit Agreement with KeyBank, National Association.
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         ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Exhibits.

         Exhibit Number    Description

4.1 Purchase and Sale Agreement between KTI Environmental Group, Inc. and CNA Realty Corp, Inc. dated as of December 30, 1998. The exhibits to this Exhibit do not contain information which is material to an investment decision and which is not otherwise disclosed in the Purchase and Sale Agreement. The exhibits include an Assignment of Partnership Interest, a Note Subordination Agreement, and a Note Assignment Agreement. The Company hereby agrees to furnish a copy of any omitted exhibit to the Commission upon request.

4.2      News release dated December 30, 1998.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             KTI, Inc.
                                             (the Registrant)



Dated:            January 5, 1999            By:      /s/ Martin J. Sergi
                                                ------------------------------
                                                      Name:    Martin J. Sergi
                                                      Title:   President